EXHIBIT 10.7

STATE OF ILLINOIS

ILLINOIS COMMERCE COMMISSION

Illinois Commerce Commission	:
On Its Own Motion	:
:
v.	:	04-0683
:
The Peoples Gas Light and Coke Company	:
:
Reconciliation of revenues collected under	:
gas adjustment charges with actual	:
costs prudently incurred	:

ORDER

By the Commission:

On November 10, 2004, the Illinois Commerce Commission ("Commission") entered an Order Commencing PGA Reconciliation Proceedings, in accordance with the requirements of Section 9-220 of the Public Utilities Act, which directed The Peoples Gas Light and Coke Company ("Peoples Gas" or "Company" or "Respondent") to present evidence in this docket at a public hearing to show the reconciliation of Respondent’s purchased gas adjustment clause ("PGA") revenues collected with the actual cost of such gas supplies prudently purchased for the twelve months ended September 30, 2004.

The Citizens Utility Board ("CUB") filed a petition to intervene, which was granted. The City of Chicago ("City") entered an appearance. The People of the State of Illinois (the "People") filed a petition to intervene on January 23, 2006, which is granted in this Order.

I. The Settlement

Issues present in this docket are present as well in Peoples Gas’ fiscal year 2001 reconciliation proceeding, I.C.C. Docket No. 01-0707. What follows herein is a description of the proceedings in I.C.C. Docket No. 01-0707.

Pursuant to proper notice, the evidentiary hearing trial in Docket No. 01-0707 was convened before a duly authorized Administrative Law Judge (an "ALJ") on April 18, 2005 and continued through April 21, 2005. Subsequently, the record was marked "Heard and Taken." After the parties and Commission Staff Witnesses filed post-trial briefs, the ALJ issued a Proposed Order (the "ALJPO") on September 20, 2005.

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After Briefs on Exception and Reply Briefs on Exceptions were filed, and after oral argument was heard in Docket No. 01-0707, a Settlement Agreement and Release (the "Settlement") was entered into by Peoples Gas, North Shore Gas Company ("North Shore") (collectively the "Peoples Companies"), the People and the City on January 17, 2006 for numerous dockets, including this docket. CUB formally signed on to the Settlement on February 27, 2006. A copy of the Settlement is attached hereto as Exhibit 1.

In the Settlement, the Peoples Companies, the People, the City, and CUB (collectively the "Settling Parties") agreed to settle globally the outstanding reconciliation dockets pending for Fiscal Years 2001 through 2004 of both Peoples Gas (I.C.C. Docket Nos. 01-0707, 02-0727, 03-0705 and 04-0683) and North Shore (I.C.C. Docket Nos. 01-0706, 02-0726, 03-0704 and 04-0682) (collectively the "Peoples Reconciliation Dockets").1 Under the Settlement, the Settling Parties would settle the Peoples Reconciliation Dockets and the Peoples Companies would pay a $100 million refund, adopt certain forward-looking management and accounting proposals that were proposed in the ALJPO, and meet other requirements defined in the agreement.

On January 23, 2006, the Peoples Companies, the People and the City filed a Joint Petition for Approval of the Settlement Agreement in each of the Peoples Reconciliation Dockets. At its February 8, 2006 Bench Session, after concerns were raised by certain Commissioners as to whether the consideration being paid in the Settlement was fair value in exchange for the settlement of all of the Peoples Reconciliation Dockets, the Commission asked that the Settling Parties meet with Commission Staff and the State’s Attorney to negotiate settlement terms that all parties could accept to settle the Peoples Reconciliation Dockets.

During the next several weeks, Commission Staff, the State’s Attorney and the Settling Parties met on several occasions. In addition, Commission Staff Witnesses issued several data requests to the Peoples Companies, which the Peoples Companies responded to on an expedited basis. Based on those responses, Commission Staff developed for fiscal years other than 2001 an estimate of potential disallowances that Commission Staff asserted should be considered as part of the Settlement. While the Settling Parties agreed to many additional terms that increased the consideration to be paid by the Peoples Companies and the Peoples Companies accepted additional accounting proposals, Commission Staff and the States Attorney did not agree to the terms of the Settlement as revised. Based on those discussions, the Settling Parties executed an Amendment and Addendum to the Settlement (the "Addendum"), which modified the terms of the Settlement to include these additional agreements and modifications, which the Settling Parties would support if the Commission were to approve the Settlement. A copy of the Addendum is attached hereto as Exhibit 2. The Commission Staff and the States Attorney did not agree with either the Settlement or the Addendum.

_______________
1  The Settlement also addressed other litigation.

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On February 28, 2006 and March 1, 2006, the Settling Parties filed statements advising the Commission of the revised settlement terms agreed to by the Settling Parties and requesting that the Commission approve the Settlement as revised by the Addendum. On March 2, 2006, the Commissioners issued data requests to the parties to obtain information about the revised Settlement and the Addendum. The parties filed verified responses to these Commission data requests on March 3, 2006.

On March 6, 2006, the Commission held a special open meeting addressing the Settlement during which Commissioners asked questions to, and received answers from, representatives of the parties and Commission Staff. At the conclusion of this special open meeting, the Commission voted to approve the Settlement as revised by the

II. Outstanding Procedural Matters

The People filed a petition to intervene on January 23, 2006. The Commission grants the People’s petition to intervene.

III. Legal Basis for Approval of the Settlement

Even though Commission Staff and the States Attorney, in Docket Nos. 01-0706 and 01-0707, did not approve of the Settlement or the Addendum, the Commission has the legal authority to approve the Settlement for the Peoples Reconciliation Dockets. Under Business and Professional Peoples for the Public Interest v. Illinois Commerce Commission ("BPI"), 136 Ill. 2d 192 (1989), if parties unanimously support a settlement, it can be approved. Only in the absence of unanimous support is the Commission required to find that the settlement is based upon substantial evidence in the record. Under the Commission’s Rules of Practice, Commission Staff is not considered a party to Commission proceedings, but has all the specific rights and duties enumerated in Part 200. 83 Ill. Admin. Code §200.40.

Here, with respect to the reconciliation dockets for Fiscal Years 2004 through 2004 (Docket Nos. 02-0727, 02-0727, 03-0704, 03-0705, 04-0682 and 04-0683), all of the parties unanimously have agreed to, and executed the Settlement Agreement. Accordingly, with respect to those dockets, the Commission can approve the Settlement Agreement without taking evidence and without Commission Staff’s approval.

The States Attorney is a party only to the Fiscal Year 2001 reconciliation proceedings (Docket Nos. 01-0706 and 01-0707). In those proceedings, however, hearings have been held and substantial supporting evidence is in the record. The Settlement thus can be supported by the record in Docket Nos. 01-0706 and 01-0707. Accordingly, the fact that the State’s Attorney has not executed the Settlement poses no obstacle to its approval in those dockets and the resolution of these matters.

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IV. Terms of the Settlement

The Commission finds that an appropriate settlement has been reached in this docket and in the other Peoples Reconciliation Dockets, the terms of the settlement are set forth in the Settlement (Exhibit 1) and Addendum (Exhibit 2). The Settlement and Addendum are hereby into and made a part of this Order and the similar orders entered for the other Peoples Reconciliation Dockets.

A. Distribution of the $100 Million Refund

The Settlement Agreement and Addendum provide the Commission with flexibility in determining how to refund the $100 million to customers in PGL's and North Shore’s service territories. The Commission finds that the $100 million refund should be apportioned to North Shore and PGL customers based on the substantial evidence in the records of Docket No. 01-0706 and Docket No. 01-0707. That evidence demonstrates that North Shore customers suffered significantly less harm than PGL customers.

The Commission finds that the $100 million refund shall be allocated between North Shore and PGL customer accounts based on each utility’s approximate share of the total disallowances recommended by Staff in Docket Nos. 01-0706 and the instant docket. Staff recommended approximately $92 million in disallowances in the instant proceeding and approximately $4 million in disallowances in Docket No. 01-0706. Using those numbers as indicators of the level of harm caused to consumers in each service territory, the Commission finds that $96,000,000 of the $100,000,000 shall be refunded to customer accounts in PGL’s service territory.

The Company shall distribute the $96,000,000 refund to customer accounts in PGL's service territory by refunding one hundred dollars ($100.00) to each customer account in Service Classification No. 1 - Small Residential Service ("SC No. 1") that is receiving service from the Company upon the date this Order is entered. The $100 refund shall be provided to all SC No.1 customer accounts—both transportation and sales service.

After $100 dollars is allocated to each SC No. 1 customer account, the remainder of the $96,000,000 shall be allocated to all remaining Service Classifications ("Non-residential Service Classifications) based on each Non-residential Service Classification’s share of the total PGA gas consumed by all Non-residential Service Classifications during the 2001, 2002, 2003, and 2004 reconciliation periods ("Reconciliation Periods").

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Each Non-residential Service Classification’s allocation, with the exception of the allocations to Service Classification No. 3 - Large Volume Service ("SC No. 3") and Service Classification No. 4 - Large Volume Demand Service ("SC No. 4"), shall be divided by the total number of customer accounts (both transportation and sales) receiving service under that Service Classification on the date this Order is entered. The result for each Service Classification shall be refunded on a per capita basis to each customer account receiving service under that Service Classification on the date this Order is entered. Refunds to all Non-residential Service Classifications shall be provided to both sales and transportation customer accounts with the exception of SC No. 3 and SC No. 4 customer accounts as outlined below.

Refunds to SC No. 3 customer accounts shall be allocated to individual SC No. 3 customer accounts based on PGA gas usage during the Reconciliation Periods. The amount allocated to SC No. 3 shall be refunded to each individual SC No. 3 customer account, which received service at any time during the Reconciliation Periods and purchased PGA gas at any time during the Reconciliation Periods, based on each customer account’s share of the total PGA gas used during the Reconciliation Periods. If any of these entities are still a going concern but no longer a customer of the Company, then the Company and the customer shall arrive at a mutually acceptable method of administering the refund. Refunds to SC No. 4 customer accounts shall be calculated in the same manner as refunds to SC No. 3 customer accounts.

The Commission finds that the allocation methodologies for the different Service Classifications approved herein are equitable and take into consideration the administrative difficulties associated with providing refunds to nearly one million customers with vastly different usage characteristics and levels of service.

Within seven days of the date this Order is served to the parties, PGL shall file an informational filing with the Commission's Chief Clerks Office describing the amount to be refunded to each customer in each Service Classification based on the methodology described herein and a plan for administering the refunds.

The informational filing shall include the following information:

▪	the number of customers receiving service on each Service Classification as of the date this Order is entered;

▪	the usage of PGA gas by each Service Classification during the Reconciliation Periods;

▪	the amount to be refunded to each customer account in each service classification;

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▪
the number of current and former customers that held customer accounts on Service Classification No. 3 and Service Classification No. 4 during the Reconciliation Periods and consumed PGA gas at any time during the Reconciliation Periods;

▪
the amount of PGA gas consumed during the Reconciliation Periods by each current and former customer that held a Service Classification No. 3 or Service Classification No. 4 account during the Reconciliation Periods;

▪	an indication of whether former SC No. 3 and SC No. 4 customers are still a going concern, the amount to be refunded to customers in each service classification; and,

▪	the amount to be refunded to each current and former customer account that received service under Service Classification No. 3 and Service Classification No. 4 during the Reconciliation Periods.

The refund shall be issued in one installment and shall be a credit to each customer account. The credit shall be plainly designated on customers’ bills as a refund credit provided as a result of a Settlement and Addendum agreed upon by the City of Chicago, the Illinois Attorney General, the Citizens Utility Board, Peoples Gas, and North Shore and approved by the Illinois Commerce Commission.

(A) Refunds shall be issued to all customer accounts within thirty (30) days of the date this Order is entered. Within forty-five (45) days of the date this Order is entered, the Company shall file an informational filing describing how the refund process was administered, the speed at which the refund process was completed, any problems that were incurred during the refund process, and any other issues associated with the refund process. The filing will also include the total numbers of customers receiving the refund, and for all Service Classifications except for SC 1, the refund amount for each customer.

B. Accounting Proposals Adopted from the ALJPO in Docket No. 01-0707

In the Settlement Agreement and the Addendum, the Settling Parties agreed that the Peoples Companies would adopt and incorporate into the Settlement several of the accounting provisions set forth in the ALJPO in Docket No. 01-0707. Section III.A.2 of the Settlement includes a statement paralleling Finding (13) of the ALJPO. Section III.A.2. states:

For a period of five years, Peoples Gas and North Shore Gas each shall perform an annual internal audit of gas purchasing and submit a copy of the audit report to the Manager of the ICC’s Accounting Department.

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(Settlement, at 8.)

Amendment Section A of the Addendum states that the Peoples Companies will account future HUB revenues in accordance with 83 Ill. Admin Code 525, stating:

Upon approval of the settlement agreement, Peoples Gas and North Shore Gas and all Peoples Companies shall account for all of their HUB revenues and third party non-tariff revenues, and ay other revenues referred to as HUB revenues or non-tariff revenues (as those terms have been used in ICC Docket 01-0707) in accordance with 83 Ill. Admin code 525.40(d). All such revenues shall serve to offset "recoverable gas costs" to arrive at the "gas charge" as those terms are used in Illinois Commerce Commission rules part 525.40(d) and in accordance with the Public Utilities Act. 83 Ill. Admin. Code 525.40(d); 220 ILCS 5/101 et. seq. The Peoples Gas and North Shore Gas and all Peoples Companies agree that this accounting of these revenues shall apply to all future Purchased Gas Adjustment reconciliation case and rate case filed by Peoples Gas and North Shore Gas.

(Addendum, at 1-2.)

The text of those findings from the ALJPO in Docket No. 01-0707 incorporated into the Settlement by the Addendum is:

(7)
Peoples Gas Light and Coke Company shall update its operating agreement, which was approved by this Commission in Docket No. 55071, prior to filing its petition with the ICC for its next rate case or within sixty days after the date a final order is entered in this docket, whichever occurs first;

(8)
Peoples Gas Light and Coke Company shall account for all gas physically injected into Manlove Field by including the cost associated with maintenance gas in the amount transferred from purchased gas expense to the gas stored underground account, Account 164.1;

(9)
Peoples Gas Light and Coke Company shall account for the portion of gas injected into the Manlove Storage Field to maintain pressure, as credits from Account 164.1, Gas Stored Underground, as charges to Account 117, Gas Stored Underground, in the case of recoverable cushion gas, or to Account 101, in the case of non-recoverable portions of cushion gas;

*  *  *

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(11)
Peoples Gas Light and Coke Company shall revise its maintenance gas accounting procedures related to gas injected for the benefit of the North Shore Gas Company and third-parties to require those entities to bear the cost of maintenance gas, and it shall revise its maintenance gas accounting procedures to ensure that all customers/consumers bear equal responsibility for maintenance gas;

(12)
Peoples Gas Light and Coke Company shall submit its revised maintenance gas accounting procedures to the Commission’s Chief Clerk with a copy to the Manager of the Accounting Department within 30 days after the date, upon which, a final Order is entered in this docket;

*  *  *

(14)
Peoples Gas Light and Coke Company shall submit quarterly reports reflecting its use of journal entries regarding maintenance gas to the Manager of this Commission’s Accounting Department within 45 days of the end of each quarter, after the date of a final order is entered in this docket, through the quarter ending September 30, 2009;

(15)
Peoples Gas Light and Coke Company shall engage outside consultants to perform a management audit of its gas purchasing practices, gas storage operations and storage activities. The firm selected to perform the management audit shall be independent of Peoples Gas Light and Coke Company, its affiliates, Staff, and all parties in this docket, and approved by this Commission. Monthly reporting of the progress of the conduct of the management audit shall be submitted to the Bureau Chief of the Commission’s Public Utilities Bureau, with a copy to the Manager of the Commission’s Accounting Department, until the management audit report has been submitted. Completion of this management audit shall occur no later than eighteen months after the date, upon which, a final order is entered in this docket. Upon completion, copies of the management audit reports shall be submitted to the Commission’s Public Utilities Bureau Chief and the Manager of the Commission’s Accounting Department;

(ALJPO in Docket No. 01-0707 at 135-136.)

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C. Hardship Reconnection Program

The Peoples Companies agreed to instate a Hardship Reconnection program to allow certain customers who have been disconnected for non-payment to be reconnected and their debt forgiven. The Commission applauds this program and the Companies’ pledge to permanently instate it. The Commission has high hopes for the program’s success. To keep ourselves informed of the success, the Commission finds that the Peoples Companies should file quarterly reports on the progress of the program.

D. Gas Reconciliation

A reconciliation of Peoples Gas’ total gas revenues with total gas costs for the reconciliation period October 1, 2003, through September 30, 2004 is shown in Appendix A hereto. This Appendix A contains an independent reconciliation for each of the following; Commodity Gas Charge, Non-Commodity Gas Charge and Demand Gas Charge, and Transition Surcharge. Below is an aggregation of the above referenced reconciliations.

1. Unamortized Balance at 9/30/03 per 2003 reconciliation (Refund)/Recovery	$16,595,355.51
2. Factor A Adjustments Amortized to Sch. I at 09/30/03 per 2003 reconciliation (Refund)/Recovery	5,738,002.63
3. Factor O (Refunded)/Recovered during 2003	0
4. Balance to be (Refunded)/Recovered during 2004 from prior periods	22,333,358.14
5. 2004 PGA Recoverable Costs	713,087,643.72
6. 2004 PGA Actual Recoveries	717,604,714.38
7. Interest	138,146.61
8. Other Adjustments	0
9. Pipeline Refunds	(17,281.54)
10. (Over)/Under Recovery for 2004	(4,396,205.59)
11. PGA Reconciliation Balance at 9/30/04 (Over)/Under Collected	17,937,152.55
12. Factor A Adjustments unreconciled at 9/30/04 (Refund)/Recovery	4,893,931.37
13. Unamortized Balance at 9/30/04 (Refund)/Recovery	$13,043,221.18
14. Requested Ordered Reconciliation Factor to be (Refunded)/Recovered [Factor O]	0

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E. Commission Analysis and Conclusions

The Commission finds that the Settlement, as revised by the Addendum, is a legal and reasonable compromise of potential disallowances Peoples Gas might have to pay based on allegedly imprudent gas costs in fiscal year 2004. This finding is supported by the unanimous agreement of the parties to this Docket. The refund described above in "IV.A - Distribution of the $100 Million Refund," shall be made pursuant to 83 Ill Admin Code 525. The adoption of the Settlement Agreement and Addendum concludes the 2004 PGA reconciliation of Peoples Gas, and based upon the Settlement, the Commission concludes that the 2004 PGA reconciliation, as shown in Appendix A hereto, should be approved. The Settlement and Addendum are hereby incorporated into and made a part of this Order and the similar orders entered for the other Peoples Reconciliation Dockets.

V. Findings and Ordering Paragraphs

The Commission, being fully advised in the premises, is of the opinion and finds that:

(1)
The Peoples Gas Light and Coke Company is a corporation engaged in the distribution of natural gas service to the public in Illinois and, as such, is a public utility within the meaning of the Public Utilities Act;

(2)	the Commission has jurisdiction over Respondent and of the subject matter of this proceeding;

(3)
the Settlement (Exhibit 1) as revised by the Addendum (Exhibit 2) is adopted approved and the terms incorporated herein as a settlement of allegations that, during the reconciliation period, Respondent had not acted reasonably and prudently in its purchases of natural gas and other activities that affected the amounts collected through Gas Charges in its fiscal year 2004;

(4)
the unamortized balances at the end of Respondent’s 2004 reconciliation year show a recoverable balance for the Commodity Gas Charge of $8,645,698.30; a recoverable balance of $4,422,192.83 for the Non-Commodity Gas Charge and the Demand Gas Charge; and a refundable balance of $24,669.95 for the Transition Surcharge, for a total recoverable balance of $13,043,221.18; the Factor O refund is zero;

(5)
the reconciliations submitted by The Peoples Gas Light and Coke Company of the costs actually incurred for the purchase of natural gas with revenues received for such gas for the reconciliation period beginning October 1, 2003, through September 30, 2004, may properly be approved;

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(6)
pursuant to the Settlement, a refund of $100 million is to be distributed in the manner set forth above as part of the consideration paid in global settlement of this docket as well as I.C.C. Docket Nos. 01-0706, 01-0707, 02-0726, 02-0727, 03-0704, 03-0705, and 04-0682.

(7)
The Peoples Gas Light and Coke Company should follow the accounting procedures recited above, the directives contained in the incorporated parts of the settlement agreement and the addendum thereto in all future gas adjustment charge reconciliation dockets;

(8)	The Peoples Gas Light and Coke Company shall file quarterly reports with the Chief Clerk’s office detailing the progress of the Hardship Reconnection program.

IT IS THEREFORE ORDERED that the reconciliations submitted by The Peoples Gas Light and Coke Company of the costs actually incurred for the purchase of natural gas with revenues received for such gas for the reconciliation period beginning October 1, 2003, through September 30, 2004, as shown in Appendix A hereto, be, and they are hereby, approved.

IT IS FURTHER ORDERED that Peoples Gas Light and Coke Company shall comply with the directives contained in Finding (7).

IT IS FURTHER ORDERED that the Settlement (Exhibit 1), and Addendum (Exhibit 2) are hereby incorporated into and made a part of this Order.

IT IS FURTHER ORDERED that any motions, objections, or petitions in this proceeding that have not been specifically ruled on should be disposed of in a manner consistent with the findings and conclusions herein.

IT IS FURTHER ORDERED that subject to the provisions of Section 10-113 of the Public Utilities Act and 83 Ill. Adm. Code 200.880, this Order is final; it is not subject to the Administrative Review Law.
By Order of the Commission this 28th day of March, 2006.

(SIGNED) CHARLES E. BOX

Chairman

Appendix A
Docket 04-0683

The Peoples Gas Light and Coke Company
Gas Charge Reconciliation Summary
Fiscal 2004

	Commodity Gas Charges (CGC)	Non-Commodity Gas Charge and Demand Gas Charge (NCGC and DGC)	Transition Surcharge (TS)	Total Gas Charge
Line
Fiscal 2003
1 Unamortized Balance at September 30, 2003 (Refund) / Recovery	$13,225,025.22	$3,394,605.71	($24,275.42)	$16,595,355.51
2 Factor A Adjustments unreconciled at September 30, 2003 (Refund) / Recovery	$5,233,573.77	$508,765.20	($4,336.34)	$5,738,002.63
3 Factor O (Refunded) / Recovered	$0.00	$0.00	$0.00	$0.00
4 Balance (Refundable) / Recoverable from Prior Periods (Line 1 + Line 2 + Line 3)	$18,458,598.99	$3,903,370.91	($28,611.76)	$22,333,358.14
Fiscal 2004
5 Costs Recoverable through the Gas Charge	$658,961,032.54	$54,126,611.18	$0.00	$713,087,643.72
6 Revenues Arising though Application of the Gas Charge	$664,708,196.05	$52,896,447.65	$70.68	$717,604,714.38
7 Separately Reported Pipeline Refunds or Surcharges	$0.00	($17,281.54)	$0.00	($17,281.54)
8 Separately Reported Other Adjustments	$0.00	$0.00	$0.00	$0.00
9 Interest Calculated at 1.50%	$135,339.96	$3,173.40	($366.75)	$138,146.61
10 (Over) / Under Recovery for Reconciliation Year (Line 5 - Line 6 + Line 7 + Line 8 + Line 9)	($5,611,823.55)	$1,216,055.36	($437.43)	($4,396,205.59)
11 (Over) / Under Recovery Balance for Reconciliation Year (Line 4 + Line 10)	$12,846,775.44	$5,119,426.30	($29,049.19)	$17,937,152.55
12 Factor A Adjustments unreconciled at September 30, 2004 (Refund) / Recovery	$4,201,077.14	$697,233.47	($4,379.24)	$4,893,931.37
13 Unamortized Balance at September 30, 2004 (Refund) / Recovery (Line 11 - Line 12)	$8,645,698.30	$4,422,192.83	($24,669.95)	$13,043,221.18
14 Requested Factor O (Line 11 - Line 12 - Line 13) (Refund) / Recovery	$0.00	$0.00	$0.00	$0.00